EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 26 to Registration Statement No. 2-88587 on Form S-1, of our report dated February 17, 1998 relating to the statements of financial condition of Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, and Dean Witter Cornerstone Fund IV as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997 and our report dated January 12, 1998 relating to the statement of financial condition of Demeter Management Corporation as of November 30, 1997 appearing in the Supplement to the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

New York, New York
September 29, 1998